Exhibit 10.12
AMENDMENT ONE
TO THE
SUNTRUST BANKS, INC. DEFERRED COMPENSATION PLAN

The SunTrust Banks, Inc. Deferred Compensation Plan, as amended and restated effective as of May 31, 2011 (the “Plan”), is amended as set forth below, effective as of January 1, 2012.

1.	Article 2 is amended and renumbered to add the following new definition in alphabetical order to read as follows:

“ERISA Excess Plan Participants” mean, for purposes of determining certain Company Contributions described in Section 3.5(c), the Employees accruing benefits in the SunTrust Banks, Inc. ERISA Excess Retirement Plan, as amended and restated from time to time (the “ERISA Excess Plan”), as of December 31, 2011 and those Employees who accrued benefits under the ERISA Excess Plan during the 2011 Plan Year but terminated employment due to the circumstances set forth in Section 3.5(b)(2).

2.	Section 2.27, prior to any renumbering in connection with this Amendment One to the Plan, is amended and restated in its entirety to read as follows:

2.27
Participant means (a) an Eligible Employee who has made a deferral election in accordance with the terms of the Plan; (b) an Employee who has had Mandatory Deferrals credited under the Plan; (c) an Employee who has a SERP Benefit credited under the Plan; (d) an Employee who is credited with a Company Contribution; or (e) an Employee or former Employee who continues to have a Plan benefit attributable to his participation in a prior plan that has not been distributed in full. An individual ceases to be a Participant when his entire benefit under the Plan has been distributed or forfeited.

3.	Section 3.1 is amended and restated in its entirety to read as follows:

3.1
Participation. Participation in the Plan shall be limited to Eligible Employees and certain other Employees credited with any Company Contributions, Mandatory Deferrals or SERP Benefits. The Plan Administrator shall notify any Employee of his status as an Eligible Employee at such time and in such manner as the Plan Administrator shall determine. An Employee shall become a Participant by making a deferral election as an Eligible Employee under Section 3.2 or by being credited with a Mandatory Deferral under Section 3.4, a Company Contribution under Section 3.5, or a SERP Benefit under Section 3.8.

4.	Section 3.5 is amended and restated in its entirety to read as follows:

3.5
Company Contributions. Each Plan Year beginning effective as set forth below, SunTrust shall credit the following amounts to a Participant’s Company Contribution Account, if applicable (each, a “Company Contribution”):

(a)
Matching Contributions. Each Plan Year beginning on and after January 1, 2012, for a Participant eligible to defer Base Salary, SunTrust shall credit to the Participant’s Company Contribution Account an amount, if any, equal to his elective deferrals credited for such Plan Year under Section 3.2 up to a maximum of 6% of the difference between Sections 3.5(d)(1) and (d)(2) below.

(b)
Company Discretionary Contributions. SunTrust may elect for any Plan Year to make a discretionary Company Contribution. This discretionary Company Contribution for a Plan Year shall be allocated to Eligible Employees (whether or not such Employee actually makes a deferral election under the Plan) who:

(1)	are Employees on the last day of the Plan Year; or

(2)	who cease to be Employees during the Plan Year by reason of (i) death (ii) termination of employment because of a reduction in force (i.e., they received severance pay from

SunTrust or an Affiliate pursuant to the SunTrust Banks, Inc. Severance Pay Plan), (iii) termination of employment after attainment of the “normal retirement age” (age 65 for this purpose), or (iv) a Disability incurred during the Plan Year.

This discretionary Company Contribution will be allocated as a uniform percentage of the Eligible Employee’s Eligible Income equal to the difference between Sections 3.5(d)(1) and (d)(2) below.

(c)
Special One-Time Company Contribution. SunTrust will make a one-time special Company Contribution for the Plan Year ending December 31, 2011 in an amount equal to 5% of the difference between Sections 3.5(d)(1) and (d)(2) below on behalf of ERISA Excess Plan Participants and Restoration Plan Participants who (1) have completed twenty (20) years of Vesting Service (or Benefit Service as defined in the SunTrust Banks, Inc. Retirement Plan) or (2) have completed ten (10) years of Vesting Service (or Benefit Service as defined in the SunTrust Banks, Inc. Retirement Plan) and satisfy the “Rule of 60” (the sum of age and service equals or exceeds 60) as of December 31, 2011. Each such Employee must be an Employee on December 30, 2011 or must have ceased being an Employee during 2011 on account of one of the reasons set forth in Section 3.5(b)(2) above.

(d)	Eligible Income. Company Contributions under Section 3.5 will be based on the Participant’s Eligible Income as follows:

(1)
An amount equal to the lesser of: (i) the Participant’s Eligible Income paid or deferred during the Plan Year, or (ii) two (2) times the annual compensation limit under Code section 401(a)(17) for the Plan Year (i.e., $490,000 for 2011); provided, however, for Tier 1 and Tier 2 SERP Participants and Restoration Plan Participants, this amount shall be equal to the Participant’s Eligible Income paid or deferred during the Plan Year;

(2)	The annual compensation limit under Code section 401(a)(17) for such Plan Year ($245,000 for 2011).

Subject to the limitation above, each Participant’s Company Contribution Account shall be credited with (x) the Company Contributions under Section 3.5(a) as earned on a pay period basis after the total of such Participant’s Eligible Income from SunTrust or an Affiliate reaches the annual compensation limit under Code section 401(a)(17) for the Plan Year and (y) the Company Contributions under Sections 3.5(b) and (c), if applicable, as soon as practical on or after the last payroll processing date for the applicable Plan Year.

5.	Section 3.6 is amended and restated in its entirety to read as follows:

3.6
True-Up Contributions. Each Plan Year beginning effective as set forth below, SunTrust shall credit the following amounts to a Participant’s Company Contribution Account, if applicable (each, a “True-Up Contribution”):

(a)
Nonqualified True-Up Contribution. As soon as practicable on or after the last payroll processing date of each Plan Year beginning on and after January 1, 2010, for a Participant eligible to defer Base Salary, SunTrust shall make a True-Up Contribution, if any, equal to the difference between (i) the Company Contribution for the Participant determined for such Plan Year under Section 3.5(a), regardless of when the Participant reaches the annual compensation limit under Code section 401(a)(17), minus (ii) the actual amount of any Company Contributions under Section 3.5(a) credited during the Plan Year. In no event shall this True-Up Contribution exceed the Participant’s total elective deferrals under Section 3.2 for such Plan Year.

(b)
Savings Plan True-Up Contribution. As soon as practicable on or after the last payroll processing date of each Plan Year beginning on and after January 1, 2012, SunTrust shall make a contribution on behalf of each Participant whose matching contribution to the SunTrust 401(k) Savings Plan (the “Savings Plan”) is reduced because of, and to the extent of, his or her elective deferrals in this Plan. For purposes of this calculation, all other limitations in the Savings Plan (including those under Section 401(a)(17) and 415 of the Code) shall be given effect.